Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 21, 2025, is entered into by and among CLEANCORE GLOBAL LIMITED ("Buyer”), Sanzonate Europe Inc., an Irish corporation (“Seller”), and Sanzonate Global Inc. and the majority stockholder of the Seller (the “Stockholder”).

RECITALS

A. The Seller is engaged in the manufacturer and distribution of aqueous ozone products (the “Business”); and

B. Subject to and upon the terms and conditions set forth herein, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities, as hereinafter defined), all of Seller’s right, title, and interest in and to substantially all of the assets and properties owned by Seller and used in connection with the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Sale of Assets.

(a) Purchased Assets.

(i) At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of the assets, properties, rights, interests, claims and goodwill of the Seller’s Aqueous ozone distribution business as specifically described in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a), together with all assets, properties and rights acquired by Seller of a similar nature since the date of such Schedule, less such assets, properties and rights as may have been disposed of since said date in the ordinary course of business, but specifically excluding the Excluded Assets (the “Purchased Assets”).

(ii) The Purchased Assets include, without limitation, all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as tangible capital machinery and equipment (including without limitation all manufacturing and warehousing equipment), computer and communications equipment, inventories, raw materials, work in progress, supplies, furniture, tools, and other mobile equipment), (b) intellectual property (including any franchise, strategic alliance or joint venture), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, (including equipment leases), subleases, and rights thereunder with respect to both real and personal property, (d) accounts, notes, trade and other receivables, (e) purchase orders, agreements, contracts, instruments, purchase commitments for raw materials, goods and other services and rights thereunder to the extent such items can be transferred, assigned, conveyed and/or delivered, (f) securities, (g) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent such items can be transferred, assigned, conveyed and/or delivered, (i) books, records, financial statements, ledgers, accounting systems, files, documents, collateral information, databases, plans, specifications, technical information, websites, electronic data and files, correspondence, pricing schedules, catalogs, advertising and promotional materials, studies, reports, customer and contractor lists, marketing and recruiting processes, employment and training manuals, and other printed or written material relating to the Purchased Assets and all proprietary rights pertaining to such materials, (j) all phone numbers and domain names related to the Purchased Assets, and (k) all other tangible and intangible assets of the Business; provided, however, that the Purchased Assets shall not include the Excluded Assets.

(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell, (a) any cash or cash equivalents held by the Seller; (b) the consideration paid and to be paid to Seller pursuant to this Agreement; (c) all rights of Seller under this Agreement and the other agreements, instruments and documents deliverable pursuant hereto (the “Transaction Documents”); (d) amounts due from the Stockholder; and (e) those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.1(b).

1.2 Assumption of Liabilities; Excluded Liabilities.

(a) Assumption of Liabilities. Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge as of the Closing those obligations, duties and liabilities of Seller with respect to the Assumed Contracts (as defined below), licenses and other arrangements included in, the Purchased Assets, in each case only to the extent arising from and after the Closing Date and not arising from or relating to any breach, default or failure by the Seller to perform any covenants or obligations required to be performed by the Seller of such Assumed Contracts, licenses and other arrangements included in the Purchased Assets prior to the Closing Date (the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall include no other liability of Seller of any kind or nature whatsoever and shall not include any Excluded Labilities (as defined below). “Assumed Contracts” means all of the Contracts (including, without limitation, non-competition agreements by and between any Seller and any employee, consultant or other person and any other engagement letters, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and any sales contracts in the pipeline) used in conducting or relating to the Business.

(b) Excluded Liabilities. Other than the Assumed Liabilities, all liabilities, liens and other obligations of Seller or any affiliates of Seller relating to the Business or the Purchased Assets arising prior to the Closing Date (collectively, the “Excluded Liabilities”) shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by the Seller. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations not specifically listed in Schedule 1.2(a) hereof, including (i) any liability of the Seller for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because the Seller is transferring the Purchased Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise, (ii) any liability of the Seller for taxes, including taxes of any person other than the Seller, (iii) any liability of Seller with respect to any indebtedness for borrowed money or credit card payables, (iv) any liability of Seller arising out of any threatened or pending litigation or other claim, (v) any liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on the Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (vii) any liabilities of Seller to the Stockholder or any affiliates or current or former stockholders, or other equity owners of Seller, (vii) any liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby, (viii) any negative cash or book balances or any intercompany debt by and between, or by and among, Seller and any affiliate of Seller, (ix) any environmental liability arising out of or relating to the operation of the Business or Seller’s leasing, ownership or operation of real property, and (x) any and all obligations or liabilities under the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, that arise on or prior to the Closing. All Excluded Liabilities shall be the responsibility of Seller, and Seller and the Stockholder agree to indemnify and hold the Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses.

1.3 Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place through the exchange of signature pages by electronic means or by email in portable document format upon the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the Parties may mutually determine. The date and time of the Closing are referred to as the “Closing Date”.

1.4 Purchase Price.

(a) In consideration for the sale, assignment and delivery of the Purchased Assets, the Buyer shall pay the aggregate purchase price for the Purchased Assets (the “Purchase Price”), as the same may be adjusted pursuant to this Agreement, payable in accordance with Sections 1.4(b) and 1.6, below.

(b) The Purchase Price for the Purchased Assets shall contain the following components and be payable as follows:

(i) Cash Payment at Closing. At the Closing, the Buyer shall pay to the Seller Six Hundred Thousand Dollars ($600,000) in immediately available funds (the “Cash Portion”).

(ii) Seller Note. A mutually agreeable unsecured subordinated promissory note (the “Seller Note”) in the principal amount of Six Hundred, Twenty-Five Thousand Dollars ($625,000) bearing simple interest at an annual rate of 10%. The interest shall be paid on a quarterly basis, and the principal amount shall be paid on the maturity date of the Seller Note, which shall mature on the second anniversary of the Closing Date.1

(iii) Seller Warrant. Upon Closing, the Buyer shall cause its parent company to issue to the Seller a five-year warrant (the “Seller Warrant”) to purchase 425,000 shares of Buyer’s parent company’s Class B Common Stock, at an exercise price at $1.25 per share pursuant to a warrant agreement mutually agreeable to Buyer and Seller.

(iv) Earn Out Payments. Following the Closing, the Buyer shall make applicable Earn Out Payments (as defined below) as set forth in Section 1.6.

1.5 [Reserved]

[1]	NTD: For Seller Note, the parties agreed to include ADR language around extending maturity, partial payment or partial conversion upon mutual agreement if no payment has been (or is anticipated to be) made within 30 days of maturity date.

1.6 Earn Out.

(a) Seller is entitled to receive earnout payments (each, an “Earn Out Payment”) if Net Sales achieve the following milestones during the five-year period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date Closing Date (the “Earn-Out Period”), provided that an Earn- Out Payment will be calculated for each year during the Earn-Out Period. If Net Sales:

(i) are equal or greater than €2,000,000, Buyer shall pay to Seller, an amount equal to $200,000;

(ii) are equal or greater than €4,000,000, Buyer shall pay to Seller an additional amount of $200,000;

(iii) are equal or greater than €6,000,000, Buyer shall pay to Seller an additional amount of $200,000;

(iv) are equal or greater than €8,000,000, Buyer shall pay to Seller an additional amount of $200,000;

(v) are equal or greater than €10,000,000, Buyer shall pay to Seller an additional amount of $200,000;

(vi) are equal or greater than €12,000,000, Buyer shall pay to Seller an additional amount of $250,000;

(vii) For the avoidance of doubt, calculation of the annual Earn-Out Payment will be based upon cumulative Net Sales, meaning that for each year of the Earn-Out Period, the beginning balance of Net Sales will be the ending balance of Net Sales from the prior year of the Earn-Out Period. For purposes of clarity and by way of example, if the Business achieves total Net Sales of €10,000,000 during the Earn- Out Period, Buyer shall pay to Seller a total amount of $1,000,000 under Section 1.6(a) of this Agreement; if the Business achieves Net Sales of €1,900,000 during the Earn-Out Period, Seller is not entitled to any payment from Buyer under Section 1.6(a) of this Agreement;

(viii) “Net Sales” means the gross amount of revenue actually collected by the Business for sales and leases of units of aqueous ozone products during the Earn-Out Period to (a) customers existing as of the Closing Date, (b) potential customers included on Schedule 1.6 of this Agreement, (c) customers who the Seller can demonstrate has purchased or leased aqueous ozone products from the Seller in the past, or (d) potential customers that the Seller can demonstrate that it has had substantive communications with prior to the Closing Date regarding the purchase of aqueous ozone product, less the following deductions actually paid in respect of sales to such customers by the Business during the Earn-Out Period:

(A) sales returns, credits or allowances paid, granted or accrued, including trade, quantity and cash discounts and any adjustments granted on account of price adjustments or billing errors, rejected goods, warranty items, recalls or returns;

(B) rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors;

(C) adjustments arising from discount programs or other similar program;

(D) customs or excise duties, sales tax, consumptions tax, value added tax and other taxes (except income taxes); and

(E) charges for packing, freight, shipping and insurance (to the extent the Business bears such costs).

(b) Calculation of the Earn-Out Payment.

(i) No later than forth-five (45) days following each anniversary of the Closing Date during the Earn-Out Period, Buyer shall prepare and deliver to Seller a written statement (an “Earn-Out Statement”) setting forth in reasonable detail its determination of unaudited Net Sales within the annual Earn-Out Period and its determination of whether there is a resulting Earn-Out Payment due. During the 30-day period following delivery of the Earn-Out Statement to Seller, Buyer shall provide Seller and its designees reasonable access during normal business hours to books and records and work papers of Buyer that relate solely to the calculations included in the Earn-Out Statement and the Earn-Out Payment; provided, however, that (x) such access does not interrupt the normal course of Buyer’s business, or (z) the independent accountants of Buyer, as applicable, after the Closing shall not be obligated to make any such work papers available to the Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.

(ii) Any disputes in respect of the Earn-Out Statement shall be subject, mutatis mutandis, to the objection and dispute resolution provisions set forth herein; provided, however, that the Earn-Out Statement and the calculations set forth therein will be final and binding on Buyer and Seller unless, within 30 days following delivery of the Earn-Out Statement, Seller shall have delivered a written notice of objection (an “Objection Notice”) to Buyer, which shall specify the disputed items and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.

(iii) Upon the earliest to occur of (A) Seller’s failure to deliver an Objection Notice in respect of the Earn-Out Statement within the 30-day period specified above, (B) the date all disputed items set forth in the Objection Notice in respect of the Earn-Out Statement, if any, are finally resolved in writing by Seller and Buyer and (C) the date all disputed items are finally resolved in writing by the Independent Auditor, the Earn-Out Statement and the calculations set forth therein shall be final and binding on the parties. No later than five (5) business days after the date on which the Earn-Out Statement becomes final and binding on the parties, Buyer shall pay the Earn-Out Payment, if any, to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller.

(c) Seller acknowledges and agrees that (i) the Earn-Out Payment is speculative and subject to numerous factors outside the control of the parties, (ii) there is no assurance that Seller will receive an Earn- Out Payment and neither Buyer and its affiliates nor any of their respective employees, officers, directors, shareholders, accountants, attorneys, representative or consultants has promised any Earn-Out Payment (collectively, the “Subject Persons”), (iii) the Subject Persons do not owe a fiduciary duty to Seller with respect to this Section 1.6 or the Earn-Out Payment and (iv) the parties solely intend the express provisions of this Agreement to govern their contractual relationship with respect to any Earn-Out Payment. Without in any way limiting the foregoing, Buyer shall have the right to operate the Business in the manner it seems appropriate in its sole discretion after the Closing.

(d) The Parties understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not assignable or otherwise transferable, except by operation of law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a security holder of Buyer as a result of such Seller’s contingent right to receive any Earn-Out Payment, and (iii) no interest is payable with respect to any Earn-out Payment.

1.7 Treatment of Payments Under Section 1.6. For the avoidance of doubt, all payments and adjustments made under Section 1.6 shall constitute an adjustment to Purchase Price.

1.8 Further Cooperation. From time to time after the Closing, Seller and the Stockholder, at Buyer’s reasonable request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as Buyer may reasonably request that are necessary to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller and Stockholder. The Seller and the Stockholder jointly and severally represent and warrant to the Buyer as of the date of this Agreement, except as set forth in the disclosure schedules to be delivered by Seller within 30 days of the date hereof (the “Disclosure Schedules”). The Disclosure Schedules will be arranged for purposes of convenience only, in sections corresponding to the Subsections of this Section 2.1 and will provide exceptions to the representations and warranties contained in Section 2.1 whether or not a specific reference to such Disclosure Schedules are included in a representation and warranty contained in this Section 2.1.

(a) Organization; No Subsidiaries; Ownership of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Seller is not a participant in any joint venture, partnership or similar arrangement. Except for the Stockholder and the other stockholders of Seller, whose names and amounts of ownership are set forth on Schedule 2.1(a) hereto, no other person owns any right, title or interest in or to any capital stock or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in the Seller.

(b) Binding Obligation. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Seller has duly authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Certificate of Incorporation, Constitution or other comparable agreements or constituent instruments of the Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller the Stockholder or to any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Seller in connection with its execution, delivery or performance of this Agreement.

(c) Purchased Assets. Except for assets disposed of in the ordinary course of business and Excluded Assets, the Purchased Assets consist of all material assets which have been used by the Seller in the Business prior to the date hereof. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing, ordinary wear and tear excepted.

(d) Title to Personal Property; Inventory. Except as set forth on Schedule 2.1(d), and except for assets disposed of, or to be disposed of in the ordinary course of business, the Seller has good and marketable title or a valid leasehold interest in all of the personal property included in the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever. All inventory, finished goods, raw materials, work in progress, supplies, and other inventories of the Business (“Inventory”), consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all liens and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

(e) Real Property.

(i) Seller does not own any real property.

(ii) Schedule 2.1(e)(ii) sets forth the address of each Leased Real Property (as defined below) and a true, complete and correct list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions, guaranties and other modifications pursuant to which Seller holds any Leased Real Property (the “Real Property Leases”), including the date and the names of the parties to such Real Property Leases. Seller has previously delivered to Buyer true, complete and correct copies of all the Real Property Leases and, in the case of an oral Real Property Lease, a written summary of the material terms thereof. Seller has good and valid leasehold interest in and to all of the Leased Real Property, subject to no liens except for Permitted Liens (as defined below). With respect to each Real Property Lease: (i) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (ii) Seller does not owe or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (iii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) there are no liens on the estate or interest created by such Real Property Lease and Seller has not collaterally assigned or granted any other security interest in such Real Property Lease. For purposes of this Agreement, “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller; and “Permitted Liens” means (a) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (b) liens for taxes or assessments and similar charges, which either are not delinquent or not yet due and payable, (c) zoning, building and other land use regulations imposed by governmental authorities having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property by Seller for the purposes for which it is currently used in connection with the Business.

(f) Contracts. Except as set forth in Schedule 2.1(f), the Seller is not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $10,000 per year or that is not cancelable by the Seller on less than 60 days’ notice (collectively, the “Contracts”). Each contract is a valid and binding obligation of the Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of the Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing. Schedule 2.1(f) lists all Contracts included in the Purchased Assets.

(g) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the Knowledge (as defined below) of the Seller or the Stockholder, threatened by or against or affecting the Seller or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets. For purposes of this Agreement, “Knowledge” means the actual knowledge of Kenneth Klein, Eric Quinn, and Patrick Nolan.

(h) Absence of Changes or Events. Since December 31, 2024, the Business of the Seller has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Seller or the value or condition of the Purchased Assets.

(i) Compliance with Laws. To Seller’s and Stockholder’s Knowledge, Seller is not in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(j) Employee Benefit Plans. There are no plans of the Seller in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Buyer will become liable as a result of the transactions contemplated hereby.

(k) Environmental Matters. Seller has not received notice of any private or governmental claims, citations, complaints, notices of violation, letters or to the Knowledge of Seller and the Stockholder, threatened actions made, issued to or threatened against the Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Seller’s facilities (whether owned or leased) which may be occupied or operated by Buyer as a result of the transactions contemplated hereby (the “Property”). To the Seller’s and Stockholder’s Knowledge, without inquiry, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. The Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of the Seller which pertains to the environmental history of the Property.

(l) Financial Statements. Attached hereto as Schedule 2.1(l) are true, complete and correct copies of the unaudited balance sheet and statement of income for Seller for the years ended December 31, 2023 and December 31, 2024 (the balance sheet as of December 31, 2024 being the “Most Recent Balance Sheet” and the date of such balance sheet being the “Most Recent Balance Sheet Date”) (such balance sheets and statements being referred to collectively as the “Financial Statements”). To the Knowledge of Seller and the Stockholders, the Financial Statements (including the notes thereto, if any) are correct in all material respects, have been prepared in accordance with past practice, consistently applied, and fairly present in all material respects the financial condition of the Seller for the periods of Seller then ended. Seller does not have any indebtedness for borrowed money pertaining to the Business.

(m) Absence of Undisclosed Liabilities. To the Knowledge of the Seller and the Stockholder, Seller does not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the Most Recent Balance Sheet, (b) liabilities and obligations which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business or (c) liabilities or obligations which are not material to Seller, the Business or the Purchased Assets.

(n) Taxes. Except as set forth on Schedule 2.1(n), Seller has timely filed all tax returns that it was required to file with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed. All such tax returns accurately and correctly reflect the taxes of Seller for the periods covered thereby and are complete in all material respects. All taxes owed by Seller, or for which Seller may be liable (whether or not shown on any tax return), have been or will be timely paid. Seller is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens on any of the Purchased Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax.

(o) [Reserved].

(p) Intellectual Property Rights. Except as set forth on Schedule 2.1(p), neither the Seller nor the Stockholder have any patents, trademarks, copyrights or other material intellectual property rights that are used in the Business.

(q) Brokerage. Except as set forth on Schedule 2.1(q), there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which the Business or the Purchased Assets are subject for which Seller or Buyer could become obligated after the Closing.

(r) Labor Matters.

(i) Schedule 2.1(r) sets forth a true, complete and correct list of (i) all employees and contractors of Seller (collectively, the “Employees”) with the name of the employing company of each and the country and state in which the employee normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person on the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (iv) the total compensation for each executive and key employee during the fiscal years ending December 31, 2023 and December 31, 2024, in each case including any bonus, contingent or deferred compensation. Current and complete copies of all employment contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to Buyer.

(ii) Seller and any affiliate of Seller (to the extent related to the Business) have not been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

(s) Affiliate Transactions.

(i) Except as set forth on Schedule 2.1(s), no employee, officer, director or stockholder of Seller or affiliate of Seller, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller or that pertains to the business of Seller other than any employment, non- competition, confidentiality or other similar agreements between Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the business of Seller as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

(ii) As of the Closing, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between Seller, on the one hand, and a Seller Affiliate on the other hand, except as set forth on Schedule 2.1(s) (and a true, complete and correct copy of which has been provided to Buyer).

(t) Customers, Distributors and Vendors. Schedule 2.1(t) sets forth a complete and accurate list of: (a) the ten (10) largest customers of the Business (measured by the aggregate amount purchased by the customer) during the 6-month period ended December 31, 2024 (each, a “Material Customer” and collectively, the “Material Customers”), showing the approximate total sales to each such Material Customer during such 6-month period and the percentage of the total sales represented by such sales, and (b) the ten (10) largest vendors of the Business (measured by the aggregate amount purchased by the Seller) during the 6-month period ended December 31, 2024 (each a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by Seller from each such vendor during such 6-month period and the percentage of total spend of Seller represented by such spend. No such Material Customer or Material Vendor within the last six (6) months has canceled or otherwise terminated, or threatened to cancel, or to the Knowledge of Seller or the Stockholder, intends to cancel or terminate, its relationship with Seller. No Material Customer within the last six (6) months has decreased materially or threatened to decrease or limit materially its business with Seller, or to the Knowledge of Seller or the Stockholder, intends to modify materially its relationship with Seller (including changing the terms, whether related to payment, price or otherwise). No Material Vendor within the last six (6) months has increased or threatened to increase the prices charged by such distributor or vendor to Seller for the goods or services provided by such vendor to Seller. The relationship of Seller with each Material Customer and Material Vendor is, to the Knowledge of Seller and the Stockholder, satisfactory and there are no unresolved material disputes with any Material Customer or Material Vendor.

(u) Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet are bona fide receivables arising in the ordinary course of business and neither the Seller nor the Stockholder has any Knowledge that any such accounts receivable are not collectible. Except as set forth on Schedule 2.1(u), there are no liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by Seller.

(v) Inventory. The inventory of Seller consists of raw materials, manufactured and purchased parts and finished goods saleable or usable in the ordinary course of business. The inventory of Seller is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. Schedule 2.1(v) lists all items of Inventory included in the Purchased Assets.

(w) Fixed Assets. The fixed assets of Seller are usable in the ordinary course of business and are fit and sufficient for the purposes for which they were provided or manufactured and are normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted, ordinary wear and tear excepted. Schedule 2.1(w) lists all fixed assets (the “Fixed Assets”) included in the Purchased Assets.

(x) Warranty Claims. Except as set forth on Schedule 2.1(x), Seller does not provide any express warranties, guaranties or assurances of products and services. For the past two (2) years, (a) there have not been (and there is no basis for alleging) any product recalls, withdrawals or seizures with respect to any of the products marketed, sold or delivered by Seller, and (b) there have not been (and there is no basis for alleging) any material claims against Seller alleging any defects or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) in Seller’s services or products, or alleging any failure of the products or services of Seller to meet applicable specifications, warranties or contractual commitments.

(y) Credit Cards. All credit cards issued to or in the name of Seller, and the balances thereof, are set forth on Schedule 2.1(y).

(z) Full Disclosure. To the Knowledge of the Seller and the Stockholder, no representation or warranty by Seller or Stockholder in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

2.2 Representations and Warranties of Buyer. The Buyer represents and warrants to, and agrees with, the Seller and the Stockholder as follows:

(a) Organization. The Buyer is a corporation duly incorporated and in good standing under the laws of Ireland.

(b) Binding Obligation. The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Certificate of Incorporation or Constitution of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its respective property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

(c) Full Disclosure. To the Knowledge of the Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in any schedule to this Agreement or any certificate or other document furnished or to be furnished to the Seller or the Stockholder pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3

INTERIM COVENANTS

During the period from the date of this Agreement and continuing until the Closing, the Seller and the Stockholder each agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

3.1 Ordinary Course. The Seller and the Stockholder shall carry on the Seller’s Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby and refrain from making any distributions of cash or other portions of the Purchased Assets to the Stockholder or the other stockholders of Seller other than normal expense reimbursements consistent with past practice and without material increase in levels.

3.2 Access to Information. Seller shall afford to Buyer and to Buyer’s accountants, counsel and other representatives, at Buyer’s sole cost and expense, reasonable access during normal business hours during the period prior to the Closing to all its books and records, and, during such period, Seller shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request. The Seller will also grant the Buyer access to sales representatives and support staff at a mutually agreeable time and in a manner designed to minimize any interruption to Seller’s business. Buyer will not contact staff or customers of Seller directly without the consent of Seller. Buyer will hold such information obtained pursuant hereto in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason Buyer shall promptly return, or cause to be returned, to Seller all nonpublic documents obtained from Seller which it would not otherwise have been entitled to obtain; and shall use the information only for purposes of the transactions contemplated hereby and not in any other manner whatsoever. Whenever Buyer desires information pursuant to this Section 3.2, Buyer shall request such information from the Seller and provide Seller with sufficient time to allow Buyer or its representatives to visit Seller’s place of business and review and copy such information.

3.3 Exclusivity. In consideration of the substantial investment of time and resources that the Buyer will make in connection with its due diligence investigation of the Purchased Assets and the Seller, the Stockholder and the Seller jointly and severally agree, that, for a period ending on April 30, 2025 (the “Exclusivity Period”), neither the Seller nor the Stockholder shall and shall cause their respective employees, affiliates, directors, stockholders or representatives not to, directly or indirectly, provide information regarding the Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than the Buyer with respect to any Competitive Transaction (as defined below). To the extent such discussions or negotiations are on-going, they will be terminated. In addition, the Seller and the Stockholder each agree to immediately communicate to the Buyer the terms of any proposal relating to a Competitive Transaction received by the Seller or the Stockholder, or the employees, directors, or representatives of any of such parties during the Exclusivity Period. For purposes of this Letter, a “Competitive Transaction” is a transaction involving, directly or indirectly, the acquisition of all or any material portion of the assets of, or of any of the outstanding equity interests in, the Seller regardless of the structure of any such acquisition, or the authorization of any advisors of the Seller to take any action for the purposes of advancing any such acquisition with any party other than the Buyer or any other material transaction that is inconsistent with this Agreement.

3.4 Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer and Seller shall give each other written notice as soon as reasonably practicable of: (a) the occurrence, or failure to occur, of any result, occurrence, fact, change, event or effect which occurrence or failure could, individually or in the aggregate, reasonably be expected to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; (b) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (c) any results, occurrences, facts, changes, events or effects has had, or would, individually or in the aggregate, reasonably be expected to have (i) a material adverse effect on the Business or the Seller or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; or (d) any actions, suits, claims, investigations, audits or proceedings commenced or, to the knowledge of such party, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Buyer, the Seller or the Stockholder in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs; provided, however, that if the Closing occurs, the Stockholder shall be responsible for and pay any and all transaction related expenses of the Seller if the Seller does not pay such expenses and none of such expenses shall be due and payable by the Seller following the Closing.

4.2 Press Release; Communications. None of the parties hereto shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law or unless such disclosure is made by the Buyer or its affiliates following the Closing. The Seller and the Stockholder acknowledge that the Buyer may be required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that the Buyer may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Buyer’s next Quarterly Report on Form 10-Q. The parties agree to work together to develop a communication and client positioning strategy to ensure maximum retention of clients of the Business. The Stockholder will communicate this transaction as a win-win strategic alliance that is beneficial for all parties including customers, when communicating with all external stakeholders.

4.3 Confidentiality. Negotiations between the parties and all information received by the parties in the course of negotiations and prior to the closing of the transaction shall be kept in strict confidence pending completion of the transaction and there shall be no disclosure that any agreement has been entered into, without all parties’ written consent except to the extent required by applicable law, including the Securities Exchange Act of 1934, as amended. All parties acknowledge they have executed and will continue to be bound until Closing by the confidentiality agreement entered into between Buyer and Seller on September 20, 2024. As of the Closing, each of the Seller and the Stockholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that either the Seller or the Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will, if legally permissible, notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.3. If, in the absence of a protective order or the receipt of a waiver hereunder, either the Seller or the Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller or Stockholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Stockholder shall use his or its commercially reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

“Confidential Information” means any information concerning the Business and affairs of the Seller that is not generally available to the public and shall include any and all information relating to the price and terms of this Agreement.

4.4 Covenant Not to Compete or Solicit. For a period of three (3) years following the Closing Date (the “Noncompetition Period”), except on behalf of the Buyer, neither the Seller nor the Stockholder will engage directly or indirectly in any business that is directly competitive with the Business worldwide. Additionally, for a period of three (3) years following the Closing, neither the Seller nor the Stockholder shall induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any affiliate of the Buyer. For a period of three (3) years following the Closing, neither the Seller nor the Stockholder shall, on behalf of any entity other than the Buyer or an affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding 12 months, an employee or officer of the Buyer or an affiliate of the Buyer; provided, however, that is shall not be a violation of this sentence if the employee or officer is responding to a recruiter of general solicitation not specifically targeted at the employee of officer, or the employee or officer, of his or her volition makes initial contact with Seller. For purposes of this Section 4.4, an affiliate of the Buyer shall refer to a person or entity, the identity of which is known to Seller or the Stockholder as an affiliate of the Buyer, and which is in the same business as the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, neither the Seller nor the Stockholder shall be required to comply with this Section 4.4 at any time that the Buyer is in material breach of this Agreement or any of the other Transaction Documents; provided that the Seller and the Stockholder provide the Buyer with written notice of such material breach and a thirty (30) day opportunity to cure such material breach.

4.5 Employee Benefit Matters. Seller shall be responsible for and shall, as of the Closing Date, have fully paid and satisfied in full all other amounts owed to any Employee as of the Closing Date (including, without limitation, all amounts owed through the most recent pay date prior to the Closing Date and all amounts owed to any Employee from and after such most recent pay date through the Closing Date), including payroll, wages, salaries, severance pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any Employee Benefit Plan) relating to the period of employment by Seller, or any Affiliate of Seller (to the extent related to the Business) or on account of the termination thereof, and Seller shall indemnify Buyer and hold Buyer harmless from any liabilities or liens thereunder.

4.6 Tax Matters.

(a) Seller shall pay any sales, use, transfer tax or similar taxes that may arise out of or result from the transactions consummated pursuant to this Agreement or the Transaction Documents. Following the Closing, Buyer, Seller and Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning after the Closing Date until the expiration of the applicable statute of limitations on assessment for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. The tax compliance history of the Seller will be retained by the Seller, but the Buyer shall receive a copy of all pertinent records. Seller, Buyer and Stockholder will cooperate in the preparation and filing of all tax returns and other documents relating to transfer taxes, including any that would relate to an applicable exemption or reduction for such taxes.

(b) The transfer of the Purchased Assets is by way of a transfer of a business as a going concern under Section 20(2)(c) of the Value-Added Tax Consolidation Act 2010 (the “VAT Act”). The Buyer represents and warrants to the Seller that the Buyer is an Accountable Person for the purposes of Section 20(2)(c) the VAT Act and the Buyer has taken or will take all steps necessary to be taken on the Buyer’s part so that the sale of the Purchased Assets to the Buyer will qualify for relief from value added tax under Section 20(2)(c) of the VAT Act, and that the sale of the Purchased Assets shall not be a supply of goods for the purposes of the VAT Act. The Buyer shall indemnify and keep the Seller indemnified against any loss, cost or liability which arises because of such warranty being or becoming untrue or incorrect in any respect due to the act, neglect or default of the Buyer.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligations of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Employment Agreement. The Buyer and Eric Quinn shall have entered into a mutually agreeable employment contract.

(d) Closing Documents. The Transaction Documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

5.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Seller and the Stockholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(b) Performance of Obligations of Seller and Stockholder. The Seller and the Stockholder shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(c) Satisfactory Completion of Due Diligence. The Buyer shall have completed its due diligence review of the Seller and the results thereof shall be satisfactory to the Buyer in its sole discretion, including, among other things, Buyer’s confirmation of the value of the Purchased Assets.

(d) Assumed Contracts. The Buyer shall have confirmed the Assumed Contracts or received satisfactory alternative evidence that the Assumed Contracts are in full force and effect without default.

(e) No Material Adverse Change. Since December 31, 2024, there shall have been no material adverse change in the financial condition, results of operations, business or assets of Seller.

(f) Consents and Actions. All requisite consents of any third parties and any requisite consents of the minority stockholders of the Seller to the transactions contemplated by this Agreement shall have been obtained.

(g) Financing. Buyer’s receipt of cash proceeds from a financing transaction in an amount necessary to finance the transaction contemplated under this Agreement to pay related fees and expenses and provide adequate ongoing working capital.

(h) Release of Interests. Provision satisfactory to Buyer shall have been made for the release, at the cost of Seller, of any lien, charges, security interests or encumbrances which encumber any of the Purchased Assets and the cost of such releases shall be borne by the Seller.

(i) Delivery and Review of Disclosure Schedules. The Seller shall have delivered definitive Disclosure Schedules to this Agreement to the Buyer, together with all documents referred to thereon, in final form within 30 days of the date hereof. The Buyer shall have 30 days following delivery of such schedules and such documents in which to terminate this Agreement if the Buyer objects to any information contained in such Disclosure Schedules or the contents of any such document and Buyer and Seller cannot agree on mutually satisfactory modifications thereto.

(j) Execution of Real Property Lease. Buyer shall have entered into a new triple net lease with the landlord of the leased premises.

(k) Board Approval. The Board of Directors and stockholders of Seller approving the transaction contemplated under this Agreement.

(l) Closing Deliveries. The Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the following documents:

(i) Such certificates, executed by officers of Seller, as Buyer may reasonably request, including a certificate certifying all items of Inventory included in the Purchased Assets as listed on Schedule 2.1(v).

(ii) Consents executed by all necessary parties to permit Buyer to assume the Seller’s interest in any contracts acquired among the Purchased Assets and all fixed assets included in the Purchased Assets and each items’ depreciated value as listed on Schedule 2.12.1(f) .

(iii) A bill of sale, assignment and assumption agreement (the “Bill of Sale”) and such other documents as may be required to convey all of Seller's right, title and interest in all personal property included in the Purchased Assets.

(iv) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

5.3 Conditions to Obligations of Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it and this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d) Board Approval. The Board of Directors of Buyer approving the transaction contemplated under this Agreement.

(e) Other Documents. The Seller shall have received such other documents, instruments or certificates as shall be reasonably requested by the Seller or its counsel.

(f) Closing Deliveries. Buyer shall deliver, or cause to be delivered, to Seller at or prior to the Closing the following documents:

(i) The Bill of Sale.

(ii) The Cash Portion of the Purchase Price in accordance with Section 1.4(b)(i) by wire transfer of immediately funds to an account or accounts specified by Seller.

(iii) The Seller Note.

(iv) The Seller Warrant.

(v) Such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

ARTICLE 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Stockholder contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter, provided that the representations and warranties contained in Sections 2.1(a) (Ownership of Seller), Sections 2.1(b) (Binding Obligation), 2.1(d) (Title to Personal Property), 2.1(j) (Employee Benefit Plans), 2.1(k) (Environmental Matters) and 2.1(n) (Taxes) (such representations being referred to herein as the “Fundamental Representations”) shall continue in full force and effect for a period equal to the applicable statute of limitations. The representations and warranties of the Buyer shall survive the Closing and continue in full force and effect for a period equal to the applicable statute of limitations. This Section 6.1 shall survive so long as any representations, warranties or indemnification obligations of any party survive hereunder.

6.2 Indemnification Provisions for Benefit of the Buyer.

(a) Subject to Section 6.1, in the event the Seller or the Stockholder breaches any of its or his respective representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that the Buyer makes a written claim for indemnification against the Seller and the Stockholder pursuant to Section 8.6 below within such survival period, which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Seller and the Stockholder agree to indemnify the Buyer from and against the entirety of any Adverse Consequences (as defined below) the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such affiliate of the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys' fees and expenses.

(b) In addition to the indemnification provided in Section 6.2(a), the Seller and the Stockholder agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer and any affiliate of the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Excluded Liability; and

(ii) Any liability of Seller which is not an Assumed Liability and which is imposed upon the Buyer under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the Closing.

6.3 Indemnification Provisions for Benefit of the Seller and the Stockholder.

(a) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Seller or the Stockholder make a written claim for indemnification against the Buyer pursuant to Section 8.6 below within such survival period which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Buyer agrees to indemnify the Seller and the Stockholder from and against the entirety of any Adverse Consequences the Seller and the Stockholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller and the Stockholder may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) In addition to the indemnification provided in Section 6.3(a), the Buyer agrees to indemnify the Seller and the Stockholder from and against the entirety of any Adverse Consequences any Seller or the Stockholder may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Assumed Liability; or

(ii) Any liability (other than any Excluded Liability) asserted by a third party against any of the Seller or the Stockholder which arises out of the ownership of the Purchased Assets after the Closing or the operation by the Buyer of the business conducted with the Purchased Assets after the Closing Date.

6.4 Limitation on Indemnification. Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.3(a), in no event shall the Buyer have or assert any claim against the Seller or the Stockholder, or the Seller or the Stockholder have or assert any claim against the Buyer based upon or arising out of the breach of any representation or warranty, unless, until and to the extent that the aggregate of all such claims under Section 6.2(a), in the case of claims by the Buyer, or under Section 6.3(a), in the case of claims by the Seller or the Stockholder, exceeds a Thirty Thousand Dollar ($30,000) aggregate threshold. Notwithstanding the foregoing, the threshold limitation expressed in the immediately preceding sentence shall not apply to claims by the Buyer for breach by the Seller or the Stockholder of any of the Fundamental Representations. In addition, the Buyer’s aggregate remedy with respect to any and all indemnifiable losses shall in no event exceed (i) with respect to claims related to breach of the Fundamental Representations, the Final Purchase Price or (ii) with respect to all other claims, 50% of the Final Purchase Price.

6.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given written notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party shall not settle a Third Party Claim without the reasonable consent of the Indemnified Party, unless the Indemnified Party is fully released from the Third Party Claim and the Third Party Claim is dismissed with prejudice against the Indemnified Party.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

6.6 Recoupment. If, after providing Seller with a written claim that specifically identifies the basis for indemnification and any relevant facts forming the basis for such claim, resolution of the claim between the parties and Seller fails to indemnify Buyer within 30 days following the resolution of the claim, the Buyer shall have the right of recouping all or any part of any Adverse Consequences it may suffer by notifying the Stockholder that the Buyer is reducing the Installment Payments or Earnout Payments by the amount of such Adverse Consequences.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer, the Stockholder and the Seller;

(b) by any of the Buyer, the Stockholder or the Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least fourteen (14) days’ written notice is given;

(c) by Buyer if any of the conditions set forth in Sections 5.1 and 5.2 shall not have been satisfied before April 30, 2025 (the “Outside Date”), or such later date as the Buyer, the Stockholder and Seller shall mutually agree in writing;

(d) by the Seller or the Stockholder if any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been satisfied before the Outside Date, or such later date as the Buyer, Stockholder and Seller shall mutually agree in writing

ARTICLE 8

GENERAL PROVISIONS

8.1 Sales Taxes. All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, including by electronic means and by email in portable document format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3 Governing Law; Venue and Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Nevada without regard to conflict of law principles thereof. Any dispute shall be resolved in the state or federal courts located in the State of Nevada. The provisions of this Section 8.3 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer, the Stockholder and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Buyer.

8.6 Notices.

(a) All notices, requests, claims, demands and other communications among the parties shall be in writing and given to the respective parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as the Party shall have furnished to the other Parties in writing in accordance with the provisions of this Section 8.6).

(b) All notices shall be given (i) by delivery in person; (ii) by international overnight courier service (charges prepaid); or (iii) by electronic mail to the address of the party specified on the signature page to this Agreement or such other address as either party may specify in writing.

(c) All notices shall be effective upon receipt or refusal of receipt, by the party to which notice is given.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against either party unless such modification, amendment or waiver is approved in writing by each party hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

8.9 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the Buyer, the Stockholder and the Seller have executed this Agreement as of the date first written above.

BUYER:			SELLER:

CLEANCORE GLOBAL LIMITED			SANZONATE EUROPE INC.

By:	/s/ Clayton Adams		By:	/s/ Kenneth Klein
	Name:	Clayton Adams		Name:	Kenneth Klein
	Title:	Director		Title:	President

Address:	5920 S 118th Circle	Address:	952 Echo Lane, Ste 340
	Omaha, NE 68137		Houston, TX 77024
Attn:	Clayton Adams	Attention:	Kenneth Klein
Email:		Email:

with a copy, which shall not constitute notice to Buyer, to:	with a copy, which shall not constitute notice to Seller, to:

BEVILACQUA PLLC	Law Office of Anthony F. Newton
1050 Connecticut Avenue, NW	8810 Luray Court
Suite 500	Rosenberg, Texas 77469
Washington, DC 20036	Attention: Anthony F. Newton
Attention: Louis A. Bevilacqua, Esq.	Email:
Email:

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1

TO CLEANCORE / SANZONATE APA]

STOCKHOLDER:

SANZONATE GLOBAL, INC.

By:	/s/ Kenneth Klein
	Name:	Kenneth Klein
	Title:	President

Address:	952 Echo Lane, Ste 340
Houston, TX 77024
Attention:	Kenneth Klein
Email:

with a copy, which shall not constitute notice to Seller, to:

Law Office of Anthony F. Newton
8810 Luray Court
Rosenberg, Texas 77469
Attention: Anthony F. Newton
Email:

[SIGNATURE PAGE 2

TO CLEANCORE / SANZONATE APA]